PROSPECTUS SUPPLEMENT                                         File No. 333-38792
---------------------                                             Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated
June 16, 2000 and June 15, 2000, respectively)
Prospectus number:      2061


                             Merrill Lynch & Co., Inc.
                           Medium Term Notes, Series B
                   Due Nine Months or More from Date of Issue


                               Floating Rate Notes


Principal Amount:  $5,000,000          Original Issue Date:    Dec. 21, 2000

CUSIP Number:      59018Y CK5          Stated Maturity Date:   Nov. 21, 2005

Interest Calculation:                  Day Count Convention:
---------------------                  ---------------------
[X]  Regular Floating Rate Note        [X]  Actual/360

[ ]  Inverse Floating Rate Note        [ ]  30/360

       (Fixed Interest Rate):          [ ]  Actual/Actual

Interest Rate Basis:
--------------------
[X]  LIBOR                             [ ]  Commercial Paper Rate

[ ]  CMT Rate                          [ ]  Eleventh District Cost of Funds Rate

[ ]  Prime Rate                        [ ]  CD Rate

[ ]  Federal Funds Rate                [ ]  Other (see attached)

[ ]  Treasury Rate
   Designated CMT Page:                Designated LIBOR Page:
        CMT Telerate Page:                  LIBOR Telerate Page:
        CMT Reuters Page:                   LIBOR Reuters Page:


Index Maturity:         Three Months      Minimum Interest Rate:  Not Applicable

Spread:                 +28 bps           Maximum Interest Rate:  Not Applicable

Initial Interest Rate:  TBD               Spread Multiplier:      Not Applicable

Interest Reset Dates:      Quarterly, on the 21st of every February, May, August
                           and November, commencing February 21, 2001, subject to modified following business day convention.

Interest Payment Dates:    Quarterly, on the 21st of every February, May, August
                           and November, commencing February 21, 2001, subject to modified following business day convention.

Other Provisions:          The Notes have the same terms (other than Issue date
                           and Issue price) as, and form a single series with, the Floating Rate Notes due 2005 which were issued in the principal amount of $10,000,000 on Nov. 20, 2000.
                           The aggregate amount of the Floating Rate Notes due
                           2005, including the Notes issued pursuant to this Pricing Supplement will be $15,000,000. Interest on the notes offered pursuant to this Pricing Supplement will accrue from Nov. 20, 2000.

Repayment at the
Option of the Holder:      The Notes cannot be repaid prior to the Stated
                           Maturity Date.

Redemption at the
Option of the Company:     The Notes cannot be redeemed prior to the Stated
                           Maturity Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:                   The Chase Manhattan Bank

Dated:                     Dec 18, 2000